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                             THE GLENMEDE FUND, INC.

                            ARTICLES SUPPLEMENTARY TO
                            ARTICLES OF INCORPORATION

         THE GLENMEDE FUND, INC., a Maryland corporation having its principal office in Baltimore City, Maryland ("Glenmede Fund"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: In accordance with the requirements of Section 2-208 of the Maryland General Corporation Law, the Board of Directors of Glenmede Fund has reclassified all one hundred and fifty million (150,000,000) unissued shares of the International Fixed Income Fund as unclassified shares, pursuant to the following resolution adopted by unanimous written consent of the Board of Directors of Glenmede Fund on March 4, 1997:

                  RESOLVED, that following the liquidation of the International Fixed Income Fund, all shares of the International Fixed Income Fund shall be reclassified as authorized, unissued, and unclassified shares and that, to the extent necessary, Glenmede Fund's Charter shall be amended to effect such cancellation and reclassification; and

                  FURTHER RESOLVED, that the appropriate officers of Glenmede Fund be, and each hereby is, authorized to execute and deliver, on behalf of Glenmede Fund, such further instruments, certificates and other documents and to perform such other acts as they determine, with the advice of counsel, to be necessary or desirable to carry out such cancellation and reclassification, such determination to be conclusively evidenced by such actions.

         SECOND: The shares of capital stock hereby reclassified shall be unclassified, and shall have all the rights and privileges and characteristics as set forth in Glenmede Fund's Articles of Incorporation with respect to unclassified shares.

         THIRD: The shares of capital stock of Glenmede Fund reclassified pursuant to the resolution set forth in Article FIRST have been reclassified by Glenmede Fund's Board of Directors under the authority contained in the Charter of Glenmede Fund.


         IN WITNESS WHEREOF, The Glenmede Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf this 22nd day of September, 1997.


Attest:                                              THE GLENMEDE FUND, INC.




/s/ Michael P. Malloy                                /s/  John W. Church, Jr.
----------------------                               --------------------------
Michael P. Malloy                                    John W. Church, Jr.
Secretary                                            President



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         THE UNDERSIGNED, President of Glenmede Fund, who executed on behalf of said Glenmede Fund the foregoing Articles Supplementary to the Articles of Incorporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Glenmede Fund, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said Glenmede Fund and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                                     /s/ John W. Church, Jr.
                                                     ---------------------------
                                                     John W. Church, Jr.
                                                     President